Exhibit 99.(l)(2)

PURCHASE AGREEMENT

Credit Suisse Capital Funds (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, with respect to the Credit Suisse Absolute Return Fund (the “Fund”), and Credit Suisse Asset Management, LLC (“Credit Suisse”) hereby agree as follows:

1.

The Trust offers Credit Suisse and Credit Suisse hereby purchases three shares of beneficial interest in the Fund, which shall consist of one Class A Share, one Class C Share and one Common Class Share, having a par value $0.01 per share, at a price of $10.00 per share (the “Initial Shares”), the Fund agreeing to waive the initial sales charge and any contingent deferred sales charge on such purchases. Credit Suisse hereby acknowledges receipt of the certificates representing the Initial Shares, and the Trust hereby acknowledges receipt from Credit Suisse of $30.00 in full payment for the Initial Shares.

2.	Credit Suisse represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distribution.

3.

The Trust and Credit Suisse agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Fund, will be liable for any claims against any other series.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of December, 2006.

CREDIT SUISSE CAPITAL FUNDS

By:	/s/J. Kevin Gao
Name: J. Kevin Gao
Title: Vice President and Secretary

ATTEST:

/s/Karen Regan

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	/s/Michael A Pignataro
Name: Michael A. Pignataro
Title: Director

ATTEST:

/s/Karen Regan